Exhibit 99.1

For Immediate Release	Contact:	Bob DeFillippo
February 13, 2014		(973) 802-4149

Prudential Financial’s Chairman and CEO announces senior organizational changes

NEWARK, N.J. — Prudential Financial, Inc. (NYSE:PRU) today announced a number of senior management changes that are designed to match the company’s strategic priorities with its talent management strategy.

Prudential Chairman and CEO John Strangfeld announced that Ed Baird, executive vice president and chief operating officer of Prudential’s International Division, will retire from that position on April 4. Baird, who joined Prudential in 1979, was appointed to head the company’s international businesses in 2008 after serving in several senior management roles. He previously served as president of Prudential’s Group Insurance business, chairman and president of Pruco Life Insurance Company, and chief representative of Prudential Investment Management, Inc., where he oversaw Prudential’s Retail and Institutional Asset Management businesses in Japan.

“Ed has done a superb job as the head of our international businesses. He led the businesses during a period of tremendous growth in Japan and is the chief architect of our recent expansion into new international markets. Throughout his career, he has provided remarkable insight, and we thank and applaud him for his many contributions and dedicated service,” Strangfeld said.

Taking over the top international post will be Charles F. Lowrey, who for the past three years has served as executive vice president and chief operating officer of Prudential’s U.S.-based businesses, which are comprised of Prudential Investment Management, Prudential Retirement, Prudential Annuities, Individual Life Insurance and Group Insurance. Together, these businesses had approximately $1 trillion in assets under management as of December 31, 2013.

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Before his current role, Lowrey was president and CEO of Prudential Investment Management, Prudential Financial’s asset management business. Previously, he was CEO of Prudential Real Estate Investors. He joined the company in March 2001 and earned an MBA from Harvard University, an M.A. in architecture from Yale University and an A.B. in architecture from Princeton University.

“Under Charlie’s leadership, our U.S. Businesses have increased earnings over the last three years by 50 percent,” Strangfeld said. “He is a champion of collaboration, diversity and talent management, with a particular focus on developing strong leaders.”

Steve Pelletier, currently CEO of Prudential’s Group Insurance business, which provides employee benefits solutions, including Group Life, Disability, and Group Nonqualified Benefit Funding programs, will succeed Lowrey as head of U.S. Businesses. He will be promoted to executive vice president.

Prior to his current role, Pelletier was president of Prudential Annuities and has held several senior leadership roles in the U.S. and around the world. He received an M.A. from Yale University and a B.A. from Northwestern University.

“Steve’s broad base of international and U.S. experience, skill at addressing challenging business situations and talent mindset make him uniquely qualified to take over from Charlie,” Strangfeld said.

Assuming Pelletier’s role as CEO of the Group Insurance business will be Lori Fouché, who currently serves as president and chief operating officer of Group Insurance. She will be promoted to senior vice president.

Fouché joined Prudential in 2013 and has more than 20 years of insurance industry experience, including serving as president and CEO of Fireman’s Fund Insurance Company. She earned an MBA at Harvard Business School and a B.A. in history from Princeton University.

“Lori is a highly regarded and experienced business executive who has held several key roles in the commercial insurance industry. She knows the commercial insurance market and has been an asset in the Group business since joining us nine months ago,” Strangfeld said.

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“Taken together, these changes demonstrate how much time and attention we put into talent management at Prudential, including succession planning, talent development, diversity, teamwork and collaboration,” Strangfeld said. “We see talent management as one of the most important things we do, and I know that the management changes announced today will position the company well for our future growth.”

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1.1 trillion of assets under management as of December 31, 2013, has operations in the United States, Asia, Europeand Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.